Exhibit 99.1

PodcastOne (Nasdaq: PODC) Reports Record Fiscal 2026 Revenue of $61.7M and $6.3M Adjusted EBITDA*,

Q4 Fiscal 2026 Revenue of $15.7M and $1.9M Adjusted EBITDA* up 109% YoY

●	Cash Balance increased 225% year-over-year to $3.5M

●	Fiscal 2027 Guidance:

○	Revenue $68-$75M

○	Raises Adjusted EBITDA* guidance to $8-$10M

LOS ANGELES, CA, June 24, 2026 -- PodcastOne (Nasdaq: PODC), a leading publisher and podcast sales network, today announced record financial results for fourth quarter (“Q4 Fiscal 2026”) and fiscal year ended March 31, 2026 (“Fiscal 2026”). PodcastOne will host a conference call and webcast today, June 24, 2026.

Financial Highlights

Record Q4 Fiscal 2026 Performance

●	Revenue increased 11% YoY to $15.7 million

●	Adjusted EBITDA* surged 109% YoY to $1.9 million

Record Fiscal 2026 Performance

●	Revenue grew 18% YoY to $61.7 million

●	Adjusted EBITDA* increased 567% YoY to $6.3 million

Operational Highlights

●	Eliminated all junior debt, strengthening the balance sheet

●	Continued to focus on cash flow generation, margin expansion, and AI-driven monetization

●	Expanded distribution footprint across major platforms, including Spotify, Apple Podcasts, YouTube, Amazon, ART19, Paramount, Pluto TV, AT&T, Samsung, LG, and Vizio

●	Driving growth through PodcastOne.AI, content licensing, advertising, strategic partnerships, and targeted potential M&A initiatives

“Fiscal 2026 was a strong year for PodcastOne as we expanded our content portfolio, strengthened creator relationships, increased our industry standing, and continued growing our advertising business. We welcomed new creator partners, renewed many of our flagship shows, advanced to a top seven ranking among US podcast publishers, and saw strong momentum across our network. With podcast consumption continuing to grow and exciting opportunities ahead, we believe PodcastOne is well positioned for another year of exciting growth.”

Q4 Fiscal 2026 & Fiscal 2026 vs Q4 Fiscal 2025 & Fiscal 2025 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended		Year Ended
	March 31		March 31
	2026	2025	2026	2025
Revenue	$15,665	$14,097	$61,671	$52,119
Operating income (loss)	$(460)	$(2,324)	$(2,642)	$(6,434)
Total other income (expense)	$(1)	$-	$(2)	$-
Net income (loss)	$(461)	$(2,336)	$(2,644)	$(6,458)
Adjusted EBITDA*	$1,853	$(1,152)	$6,305	$(501)
Net income (loss) per share basic and diluted	$(0.02)	$(0.09)	$(0.10)	$(0.26)

Fiscal 2027 Guidance

PodcastOne’s guidance for Fiscal 2027, is for revenue to increase to $68-$75 million and drive expected Adjusted EBITDA* of $8-10 million.

Q4 Fiscal 2026 Earnings Conference Call and Webcast:

Date:	Wednesday, June 24, 2026
Time:	12:30 p.m. Eastern Time (9:30 a.m. Pacific Time)
Webcast Link:	https://events.q4inc.com/attendee/795843010
Dial-in:	+1 (833) 461-5787
International Dial-in:	+44 (808) 196 8935
Conference Code:	795 843 010

About PodcastOne, Inc.

PodcastOne (NASDAQ: PODC) is a leading podcast platform that provides creators and advertisers with a comprehensive 360-degree solution in sales, marketing, public relations, production, and distribution. PodcastOne has surpassed 3.9 billion total downloads with a community of 200 top podcasters, including Adam Carolla, Kaitlyn Bristowe, Jordan Harbinger, LadyGang, A&E’s Cold Case Files, and Varnamtown. PodcastOne has built a distribution network reaching over 1 billion monthly impressions across all channels, including YouTube, Spotify, Apple Podcasts, and iHeartRadio. PodcastOne is also the parent company of PodcastOne Pro which offers fully customizable production packages for brands, professionals, or hobbyists. For more information, visit www.podcastone.com and follow us on Facebook, Instagram, YouTube, and X at @podcastone.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: LiveOne’s reliance on its largest OEM customer for a substantial percentage of its revenue; LiveOne’s and PodcastOne’s ability to consummate any proposed financing, acquisition, merger, distribution or other transaction, the timing of the consummation of any such proposed event, including the risks that a condition to the consummation of any such event would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, merger, special dividend, distribution or transaction will not occur or whether any such event will enhance shareholder value; PodcastOne’s ability to continue as a going concern; PodcastOne’s ability to attract, maintain and increase the number of its listeners; PodcastOne identifying, acquiring, securing and developing content; LiveOne’s intent to repurchase shares of its and/or PodcastOne’s common stock from time to time under LiveOne’s announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; LiveOne’s ability to maintain compliance with certain financial and other covenants; PodcastOne successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; LiveOne’s ability to repay its indebtedness when due; LiveOne’s ability to satisfy the conditions for closing on its announced additional convertible debentures financing; LiveOne’s ability to implement its announced digital assets treasury strategy and/or purchase digital assets from time to time pursuant to such strategy, including for up to the maximum announced amount, and other risks related to such strategy; uncertain and unfavorable outcomes in legal proceedings and/or PodcastOne’s and/or LiveOne’s ability to pay any amounts due in connection with any such legal proceedings; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of PodcastOne, LiveOne and/or LiveOne’s other subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in PodcastOne’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 2, 2025, PodcastOne’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2025, filed with the SEC on February 13, 2026, and in PodcastOne’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and PodcastOne disclaims any obligation to update these statements, except as may be required by law. PodcastOne intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

Use of Non-GAAP Financial Measures*

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss) and Adjusted Earnings Before Interest Tax Depreciation and Amortization (“Adjusted EBITDA”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and Adjusted EBITDA to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales before (a) Cost of Sales share-based compensation expense, (b) depreciation, and (c) amortization of developed technology. Adjusted EBITDA is defined as earnings before interest, other (income) expense, income tax expense, depreciation and amortization and before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, and (e) certain stock-based compensation expense. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full fiscal year 2027 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on these non-GAAP financial measures, please see the tables entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

PodcastOne Press Contact:

Paul Manley
pmanley@podcastone.com

Financial Information

The tables below present financial results for the three and twelve months ended March 31, 2026 and 2025.

PodcastOne, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2026	2025	2026	2025
Revenue:	$15,665	$14,097	$61,671	$52,119

Operating expenses:
Cost of sales	13,760	12,560	54,101	47,394
Sales and marketing	832	861	3,239	3,479
Product development	14	12	46	52
General and administrative	1,357	2,075	6,354	6,205
Impairment of intangible assets	-	-	-	334
Amortization of intangible assets	162	913	573	1,089
Total operating expenses	16,125	16,421	64,313	58,553
Loss from operations	(460)	(2,324)	(2,642)	(6,434)

Other income (expense):
Other income (expense)	(1)	-	(2)	-
Total other expense, net	(1)	-	(2)	-

Loss before provision for income taxes	(461)	(2,324)	(2,644)	(6,434)

Provision for income taxes	-	12	-	24
Net loss	$(461)	$(2,336)	$(2,644)	$(6,458)

Net loss per share – basic and diluted	$(0.02)	$(0.09)	$(0.10)	$(0.26)
Weighted average common shares – basic and diluted	27,120,674	25,110,498	26,648,322	24,381,613

PodcastOne, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31,	March 31,
	2026	2025
Assets
Current Assets
Cash and cash equivalents	$3,509	$1,079
Accounts receivable, net	7,331	6,246
Prepaid expense and other current assets	231	230
Total Current Assets	11,071	7,555
Property and equipment, net	38	59
Goodwill	12,041	12,041
Intangible assets, net	613	1,186
Related party receivable	5,434	354
Total Assets	$29,197	$21,195

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$6,937	$5,539
Lease liabilities	70	-
Related party payable	1,210	514
Total Current Liabilities	8,217	6,053
Lease liabilities, non-current	97	-
Total Liabilities	8,314	6,053

Commitments and Contingencies	-	-

Stockholders’ Equity
Preferred stock, par value $0.00001, 10,000,000 shares authorized, no shares issued or outstanding as of March 31, 2026 and March 31, 2025, respectively	-	-
Common stock, $0.00001 par value; 100,000,000 shares authorized as of March 31, 2026 and March 31, 2025, respectively; 27,315,654 and 26,016,107 shares issued and outstanding as of March 31, 2026 and March 31, 2025, respectively	-	-
Additional paid in capital	59,596	51,211
Accumulated deficit	(38,713)	(36,069)
Total stockholders’ equity	20,883	15,142
Total Liabilities and Stockholders’ Equity	$29,197	$21,195

PodcastOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure
Adjusted EBITDA* Reconciliation (Unaudited)
(In thousands)

	Net Income (Loss)*	Depreciation and Amortization*	Employee Stock-Based Compensation*	Other Stock-Based Compensation*	Non-Recurring Acquisition and Realignment Costs (1)*	Other (Income) Expense (2)*	(Benefit) Provision for Taxes*	Adjusted EBITDA*
Three Months Ended March 31, 2026
Total	$(461)	$167	$355	$1,753	$38	$1	$-	$1,853

Three Months Ended March 31, 2025
Total	$(2,336)	$470	$267	$432	$3	$-	$12	$(1,152)

Year Ended March 31, 2026
Total	$(2,644)	$616	$1,654	$6,557	$120	$2	$-	$6,305

Year Ended March 31, 2025
Total	$(6,458)	$1,671	$2,671	$1,544	$47	$-	$24	$(501)

(1)	Other Non-Operating and Non-Recurring Costs include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period, in addition to certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments.

(2)	Other (income) expense above primarily includes interest expense, net and change in fair value of derivative liabilities. These are included in the statement of operations in other income (expense) and are an add back to net loss above in the reconciliation of Adjusted EBITDA* to loss.

*	See the definition of Adjusted EBITDA under “About Non-GAAP Financial Measures” within this release.

PodcastOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	March 31		March 31
	2026	2025	2026	2025
Revenue:	$15,665	$14,097	$61,671	$52,119
Less:
Cost of sales	(13,760)	(12,560)	(54,101)	(47,394)
Amortization of developed technology	-	(49)	(31)	(227)
Gross Profit	1,905	1,488	7,539	4,498

Add backs:
Share-based compensation	1,290	24	4,722	93
Depreciation	3	32	32	145
Amortization of developed technology:	-	49	31	227
Contribution Margin*	$3,198	$1,593	$12,324	$4,963

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.